Exhibit 10.10

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017	MERRILL LYNCH CAPITAL CORPORATION 4 World Financial Center New York, NY 10080	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	BANC OF AMERICA SECURITIES LLC BANK OF AMERICA, N.A. 9 West 57th Street New York, NY 10019

April 5, 2007

Tribune Company
435 North Michigan Avenue, 6th Floor
Chicago, Illinois  60611

Attention:	Don Grenesko
Senior Vice President, Finance and Administration

Re:          Project Tower — Amended and Restated First Step Commitment Letter

Ladies and Gentlemen:

Tribune Company (“you” or “Tribune”) has advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMCB”), Merrill Lynch Capital Corporation (“Merrill Lynch”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citigroup (as defined below), Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”) that (i) you have entered into an agreement and plan of merger dated as of the date hereof (the “Acquisition Agreement”) with a new employee stock ownership plan sponsored by you (the “ESOP”) that will be a “qualified plan” and an “employee stock ownership plan” under the Internal Revenue Code of 1986, as amended (the “Code”) for the benefit of employees of Tribune and its subsidiaries (the administrator of the ESOP will be a fiduciary that is qualified under the Code) and an entity formed by the ESOP, pursuant to which such entity will be merged (the “Acquisition”) with and into Tribune, with Tribune continuing as the surviving corporation, (ii) subsequent to entering into the Acquisition Agreement and prior to consummating the Acquisition, you intend to repurchase certain shares of your common stock (the “Stock Repurchase”) and/or pay a special one time dividend on the shares of your common stock that are not repurchased in the Stock Repurchase (the “Dividend”) and refinance certain of your existing indebtedness (the “Refinancing”), (iii) concurrently with the execution and delivery of the Acquisition Agreement, you intend to enter into a securities purchase agreement (the “Securities Purchase Agreement”) with EGI-TRB, L.L.C., a newly formed single member limited liability company (“Holdco”) owned by Samuel Zell (“Zell”) pursuant to which Holdco will invest (the “Zell Investment”), which investment will be personally guaranteed by Zell, in Tribune $250.0 million in cash in exchange for $50.0 million of Tribune common equity (at a price of $34.00 per share) and an unsecured subordinated exchangeable promissory note in the principal amount of $200.0 million due upon the earlier to occur of the consummation of the Acquisition and the termination of the Acquisition Agreement in accordance with its terms (the “Zell Note”), (iv) concurrently with the execution and delivery of the Acquisition Agreement, Tribune will form the ESOP, (v) concurrently with or as soon as practicable following the execution of the Acquisition Agreement, the ESOP will purchase $250.0 million of Tribune common equity (at a price not in excess of fair market value for purposes of Section 3(18) of ERISA) in exchange for a $250.0 million aggregate principal amount 30-year note (at a reasonable rate of interest and otherwise on arm’s length terms that are generally fair and reasonable to the ESOP from a financial point of view) (such note, the “ESOP Note” and such investment, the “ESOP Investment”) and (vi) the sources and uses of the funds necessary to consummate the Stock Repurchase, the Dividend, the Refinancing and the other transactions contemplated hereby (other than the Second Step Transactions (as defined below)) are set forth on Annex I to this Amended and Restated Commitment Letter.  For purposes of this Amended and Restated Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.  This letter amends, restates and supersedes in its entirety the Project Tower — First Step Commitment Letter among JPMorgan, JPMCB, Merrill Lynch, and Citigroup dated April 1, 2007 and such Commitment Letter shall be of no further force or effect.

In addition, you have advised JPMCB, Merrill Lynch, Citigroup and Bank of America (collectively, the “Initial Lenders”) that in connection with the Stock Repurchase, the Dividend and the Refinancing, Tribune will enter into senior secured credit facilities in the amount of up to $8.028 billion described in Exhibit A hereto (the “Senior Secured Credit Facilities”).

The Stock Repurchase and/or the Dividend, the Refinancing, the Zell Investment, the formation of the ESOP, the execution and delivery of the Acquisition Agreement, the ESOP Investment and the execution and delivery of the Senior Secured Credit Facilities and the other transactions contemplated hereby and thereby (other than the consummation of the Acquisition and the financings and other transactions directly related thereto (collectively, the “Second Step Transactions”) and contemplated by that certain “Project Tower — Amended and Restated Second Step Commitment Letter” dated the date hereof among Tribune, the Initial Lenders and the Lead Arrangers (the “Second Step Commitment Letter”)) are referred to as the “First Step Transactions”.

You have requested that the Initial Lenders commit to provide the Senior Secured Credit Facilities to finance the aggregate amount of the Stock Repurchase, the Dividend and the Refinancing and to pay certain related fees and expenses.

Accordingly, subject to the terms and conditions set forth below, the Initial Lenders hereby agree with you as follows:

1.             Commitment; Engagement.  (a) Each of JPMCB and Merrill Lynch hereby commits, severally and not jointly, to provide to Tribune 30% of each of the Senior Secured Credit Facilities, (b) Citigroup hereby commits, severally and not jointly, to provide to Tribune 25% of each of the Senior Secured Credit Facilities and (c) Bank of America hereby commits, severally and not jointly, to provide to Tribune 15% of each of the Senior Secured Credit Facilities, in each case, upon the terms and subject to the conditions set forth or referred to herein, in the confidential Amended and Restated First Step Fee Letter (the “First Step Fee Letter”) dated the date hereof and delivered to you and in the Senior Secured Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Term Sheet”).  The commitments of the Initial Lenders hereunder are subject to the negotiation, execution and delivery of definitive documents governing the Senior Secured Credit Facilities (together, the “Credit Documents”) reflecting substantially the terms and conditions set forth herein and in the Term Sheet and the First Step Fee Letter and otherwise in a customary form.

2.             Syndication.  The Initial Lenders reserve the right and intend, prior to or after the execution of the Credit Documents and in consultation with you, to syndicate all or a portion of their respective commitments with respect to the Senior Secured Credit Facilities to one or more financial institutions (together with the Initial Lenders, the “Lenders”).  Upon the issuance by any additional Lender of its commitment with respect to any of the Senior Secured Credit Facilities, the Initial Lenders’ commitments with respect to such Senior Secured Credit Facilities shall be reduced in the aggregate by an equal amount (and on a pro rata basis as among the Initial Lenders).  Notwithstanding any such reduction in commitments, the Initial Lenders shall remain committed to fund amounts assigned in the event additional Lenders fail to fund.  The commitments of the Initial Lenders hereunder are several and not joint, and are subject to (a) JPMorgan, Merrill Lynch, Citigroup and BAS (or one or more of their respective affiliates) acting as joint lead arrangers and bookrunners (the “Lead Arrangers”) of, (b) JPMCB acting as sole and exclusive administrative agent (the “Administrative Agent”) for, (c) Merrill Lynch acting as sole and exclusive syndication agent for and (d) Citigroup and Bank of America acting as co-documentation agents for the Senior Secured Credit Facilities.  It is further agreed that in connection with any offering or marketing materials relating to the Senior Secured Credit Facilities, JPMorgan will appear “on the left” and the names of the other Lead Arrangers will appear in such order as they appear in the caption of this letter.  The Lead Arrangers (or one or more of their respective affiliates) will manage all aspects of the syndication in consultation with you, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders).  The Lead Arrangers will exclusively perform, in consultation with you, all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting one law firm as counsel for the Lead Arrangers and the Initial Lenders and negotiating the Credit Documents.  Any agent or arranger titles (including co-agents) awarded to other Lenders with respect to the Senior Secured Credit Facilities are subject to the prior approval of Tribune and the Lead Arrangers (such approval not to be unreasonably withheld or delayed) and shall not entail any role with respect to the matters referred to in this paragraph without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed).  You agree that, without the consent of the Initial Lenders, Tribune shall not pay to any Lender any compensation outside the terms contained herein and in the First Step Fee Letter in order to obtain its commitment to participate in any of the Senior Secured Credit Facilities.

You understand that the Lead Arrangers intend to commence the syndication of the Senior Secured Credit Facilities promptly, and you agree actively to assist them in achieving a timely syndication that is mutually satisfactory to the Lead Arrangers and Tribune.  The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Tribune on the one hand and the proposed Lenders on the other hand, and Tribune hosting, with the Lead Arrangers, at least one meeting with prospective Lenders at such times and places as the Lead Arrangers may reasonably request.  You agree, upon the reasonable request of the Lead Arrangers, to use commercially reasonable efforts to (a) provide, and cause your subsidiaries and advisors to provide to the Lead Arrangers all information relating to Tribune and its subsidiaries reasonably deemed necessary by them, as and when such information becomes available, including, without limitation, upon request from the Lead Arrangers copies of Tribune’s internal management reports prepared in the ordinary course of business consistent with past practices for each fiscal month after the most recent fiscal quarter (including year end) for which financial statements have been received by the Lead Arrangers as described in Paragraph 1 of Annex II hereto, to successfully complete the primary syndication of the Senior Secured Credit Facilities, including the Information and Projections (including updated projections) contemplated hereby, (b) assist, and cause your subsidiaries and advisors to assist, the Lead Arrangers in the preparation of a Confidential Information Memorandum to be completed not later than 20 business days prior to the Closing Date (as defined in Exhibit A) and other reasonably necessary marketing materials (the contents of which, except to the extent relating to either Lead Arranger or its affiliates, you shall be solely responsible for) to be used in connection with the primary syndication of the Senior Secured Credit Facilities and (c) obtain, at your expense, corporate family ratings and a monitored public rating of the Senior Secured Credit Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of the McGraw Hill Companies (“S&P”).  You also agree to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your (and your subsidiaries’) existing lending relationships.  You further agree to afford the Lead Arrangers and their affiliates a period of not less than 20 business days prior to the Closing Date to syndicate the Senior Secured Credit Facilities.

Without limiting your obligation to assist with the syndication efforts as set forth above, it is understood and agreed that completion of such syndication is not a condition to the Initial Lenders’ commitments hereunder.

3.             Fees.  As consideration for the commitments of the Initial Lenders hereunder and the agreement of the Lead Arrangers to arrange, manage, structure and syndicate the Senior Secured Credit Facilities, you agree to pay to them when due the fees as set forth in the First Step Fee Letter.

4.             Conditions.  The Initial Lenders’ commitments hereunder are subject to the conditions set forth in Annex II to this Amended and Restated Commitment Letter and are also subject to:

(a)           the preparation, execution and delivery of mutually satisfactory definitive documentation with respect to the Senior Secured Credit Facilities (including a credit agreement and guarantees) incorporating the terms outlined in this Amended and Restated Commitment Letter and in the Term Sheet and otherwise in a customary form;

(b)           the Initial Lenders and their respective affiliates shall be satisfied that, after the date hereof and until the successful syndication of the Senior Secured Credit Facilities has been completed (as determined by them) or, if earlier, the Closing Date, none of Tribune, any of its subsidiaries, the ESOP, Holdco or any of its affiliates or subsidiaries shall have offered, placed, arranged or issued, or engaged in discussions concerning the offering, placement, arrangement or issuance of, any debt facility or debt security (including any renewal or refinancing of and increase of commitments under existing facilities or securities), or participated in the taking of such actions by another person where Tribune or one of its affiliates is intended to assume the obligations of such other person shortly after they are incurred, prior to or during the primary syndication of the Senior Secured Credit Facilities, without the prior written consent of the Lead Arrangers, other than the Senior Secured Credit Facilities, any issuance of indebtedness as part of the Second Step Transactions and any amendments to extend the maturity of the Tribune’s existing 364-day bridge credit agreement facility; and

(c)           (i) from December 31, 2006 through the date hereof, except as otherwise contemplated, required or permitted by the Acquisition Agreement, the Tower Purchase Agreement (as defined in the Acquisition Agreement) or the ESOP Purchase Agreement (as defined in the Acquisition Agreement) there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined (and all component definitions thereof are defined) in the Acquisition Agreement as in effect on the date hereof) and (ii) since the date hereof, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.             Information and Investigations.  You hereby represent and warrant that (a) all information and data (excluding the Projections and information of a general economic or industry-specific nature) that have been or will be made available by you or any of your representatives or advisors to the Initial Lenders, the Lead Arrangers or any Lender (whether prior to or on or after the date hereof) in connection with the First Step Transactions, taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Tribune and its subsidiaries, the ESOP and the transactions contemplated hereby (the “Projections”) that have been made or will be prepared by or on behalf of you or any of your representatives or advisors and that have been or will be made available to the Initial Lenders, the Lead Arrangers or any Lender in connection with the transactions contemplated hereby (including the Second Step Transactions) have been or in the case of projections made after the date hereof, will be, prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made (it being understood that any such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such projections will be realized and that actual results may differ from such projections and such differences may be material).  You agree to use commercially reasonable efforts to supplement the Information and the Projections from time to time until the Closing Date and, if requested by the Lead Arrangers, for a reasonable period thereafter not to exceed 45 days necessary to complete the successful syndication of the Senior Secured Credit Facilities so that the representation and warranty in the preceding sentence remains correct in all material respects.  In syndicating the Senior Secured Credit Facilities the Lead Arrangers will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders on a confidential basis through posting on IntraLinks or another similar electronic system and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Tribune, its affiliates or any securities thereof (“Material Non-Public Information”)) (each, a “Public Lender”).  You hereby agree that (a) you will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Lenders and include a reasonably detailed term sheet in such Information and that all of the foregoing that is to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (b) by marking materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such materials as not containing any Material Non-Public Information, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (c) all materials marked “PUBLIC” are permitted to be made available by electronic means designated for “Public Lenders;” and (d) the Lead Arrangers shall be entitled to treat any materials that are not marked “PUBLIC” as being suitable only for posting by confidential electronic means not designated for “Public Lenders.”  You also acknowledge that Public Lenders employed by one or more of the Lead Arrangers or their respective affiliates, consisting of publishing debt analysts, may participate in any meetings or telephone conference calls held pursuant to Section 2 hereof; provided that such analysts shall not publish any information obtained from such meetings or calls until the syndication of the Senior Secured Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Senior Secured Credit Facilities to trade.

6.             Indemnification.  You agree to indemnify and hold harmless each Initial Lender, each Lead Arranger, each other Lender and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (each Initial Lender, each Lead Arranger and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Amended and Restated Commitment Letter, the First Step Fee Letter, the Term Sheet, the Senior Secured Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the First Step Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party for any and all reasonable and documented expenses (including reasonable and documented counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you or any of your subsidiaries and whether or not any of the First Step Transactions are consummated or this Amended and Restated Commitment Letter is terminated, except to the extent (i) determined by a final judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) arising from a material breach of the obligations of such Indemnified Party under this Amended and Restated Commitment Letter.  No party hereto nor any of its affiliates or subsidiaries shall be liable to any other party hereto or any of its subsidiaries or affiliates on any theory of liability for any special, indirect, consequential, punitive or exemplary damages in connection in any way with this Amended and Restated Commitment Letter, the First Step Fee Letter, the Term Sheet, the Senior Secured Credit Facilities, the loans thereunder and the use of proceeds therefrom, any of the First Step Transactions or any related transaction or the performance by any party hereto or any of its subsidiaries, or affiliates, its obligations hereunder or under the Senior Secured Credit Facilities.  Notwithstanding any other provision of this Amended and Restated Commit-

ment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

You agree that, without the prior written consent of the Lead Arrangers (not to be unreasonably withheld), neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance reasonably satisfactory to the Lead Arrangers of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

7.             Expenses.  You agree to reimburse the Initial Lenders and their affiliates for their reasonable, documented, out-of-pocket expenses promptly following their request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including printing, distribution, and bank meetings), travel expenses, duplication fees and expenses, search fees, filing and recording fees and the reasonable, documented fees, disbursements and other charges of Cahill Gordon & Reindel LLP as counsel to the Initial Lenders, and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, collection and enforcement of this Amended and Restated Commitment Letter, the Term Sheet, the First Step Fee Letter and the Credit Documents and the security arrangements in connection therewith, and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the First Step Transactions are consummated or any extensions of credit are made under the Senior Secured Credit Facilities or this Amended and Restated Commitment Letter is terminated or expires; provided that such payment or reimbursement obligation with respect to legal counsel shall include only the reasonable fees and expenses of Cahill Gordon & Reindel LLP.

8.             Confidentiality.  This Amended and Restated Commitment Letter, the Term Sheet, the contents of any of the foregoing and the Initial Lenders’ and/or their affiliates’ activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your subsidiaries to any person without the prior written consent of the Initial

Lenders, except that you may (i) disclose this Amended and Restated Commitment Letter, the First Step Fee Letter and the Term Sheet to Holdco and your and Holdco’s respective officers, directors, employees and advisors, and then only in connection with the First Step Transactions and on a confidential need-to-know basis, (ii) file a copy of any portion of this Amended and Restated Commitment Letter (but not the First Step Fee Letter) and the Term Sheet in any public record in which it is required by law to be filed and (iii) make any other disclosure as you are required to make by applicable law or compulsory legal process (based on the advice of legal counsel); provided, however, that in the event of any such compulsory legal process you agree, to the extent permitted by applicable law, to give the Lead Arrangers prompt notice thereof and to cooperate, at the Lead Arrangers’ expense, with the Initial Lenders in securing a protective order in the event of compulsory disclosure.  The foregoing restrictions shall cease to apply with respect to this Amended and Restated Commitment Letter, the Term Sheet and the contents thereof once this Amended and Restated Commitment Letter has been accepted by you.  You agree that you will use commercially reasonable efforts to permit the Initial Lenders to review and approve any reference to any of the Initial Lenders or any of their affiliates in connection with the Senior Secured Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release.  Subject to the terms of the next succeeding paragraph, you agree that the Initial Lenders and their affiliates may share information concerning you and your subsidiaries and affiliates among themselves solely in connection with the performance of their services hereunder and the evaluation and consummation of financings and First Step Transactions contemplated hereby.  You also acknowledge that the Initial Lenders or their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with yours.  The Initial Lenders agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information.  The Initial Lenders further advise you that they and their affiliates will not make available to you confidential information that they have obtained or may obtain from any other customer.

Each Lead Arranger agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Lead Arranger, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Amended and Restated Commitment Letter or the First Step Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Lead Arranger or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential), (f) with the consent of Tribune, (g) to any rating agency when required by such rating agency, (h) for purposes of establishing a “due diligence defense” or (i) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Lead Arranger on a nonconfidential basis from a source other than Tribune or any of its subsidiaries, officers, directors, employees or advisors.  For the purposes of this paragraph, “Confidential Information” means all information received from Tribune or any of its subsidiaries, officers, directors, employees or advisors relating to Tribune or its businesses, other than any such information that is available to the Lead Arrangers on a nonconfidential basis prior to disclosure by Tribune.  Any person required to maintain the confidentiality of Confidential Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information.

9.             Termination.  The Initial Lenders’ commitments hereunder shall terminate in their entirety on the earliest to occur of (A) August 17, 2007 if the Credit Documents are not executed and delivered by Tribune and the Lenders on or prior to such date, (B) the date of execution and delivery of the Credit Documents by Tribune and the Lenders and (C) if earlier than (B), the date of termination of the Acquisition Agreement.  Notwithstanding the foregoing, the provisions of Sections 6, 7, 8, 10 and 11 hereof shall survive any termination pursuant to this Section 9 (it being understood that the reimbursement and indemnification provisions contained herein shall be superseded by the reimbursement and indemnifications provisions contained in the Credit Documents when such Credit Documents become effective).

10.           Assignment; No Fiduciary; Etc.  This Amended and Restated Commitment Letter and the commitments of the Initial Lenders hereunder shall not be assignable by any party hereto (other than by the Initial Lenders to their respective affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit the Initial Lenders (in their sole discretion) from (i) performing any of their duties hereunder through any of their affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting (in consultation with you) participations in, or selling (in consultation with you) assignments of all or a portion of, the commitments or the loans under the Senior Secured Credit Facilities pursuant to arrangements satisfactory to the Initial Lenders (provided that, in the case of clauses (i) and (ii) above, the Initial Lenders shall be and remain primarily liable for the full and prompt performance of their duties and obligations hereunder).  This Amended and Restated Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

In connection with all aspects of each transaction contemplated by this Amended and Restated Commitment Letter, you acknowledge and agree, and acknowledge your subsidiaries’ understanding, that (i) each transaction contemplated by this Amended and Restated Commitment Letter is an arm’s-length commercial transaction, between Tribune, on the one hand, and each of the Initial Lenders and the Lead Arrangers, on the other hand, (ii) in connection with each such transaction and the process leading thereto each of the Initial Lenders and Lead Arrangers will act solely as a principal and not as agent (except as otherwise provided herein) nor as fiduciary of Tribune or its respective stockholders, affiliates, creditors, employees or any other party, (iii) none of the Initial Lenders and the Lead Arrangers will assume an advisory or fiduciary responsibility in favor of Tribune or any of its affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Initial Lender or Lead Arranger has advised or is currently advising Tribune on other matters) and none of the Initial Lenders and Lead Arrangers will have any obligation to Tribune or any of its affiliates with respect to the transactions contemplated in this Amended and Restated Commitment Letter except the obligations expressly set forth herein or as otherwise expressly agreed to in writing, (iv) the Initial Lenders and Lead Arrangers may be engaged in a broad range of transactions that involve interests that differ from those of Tribune and its affiliates, and (v) none of the Initial Lenders and Lead Arrangers has provided nor will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Tribune has consulted and will consult its own legal, accounting, regulatory, and tax advisors to the extent they deem appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Initial Lenders and Lead Arrangers with respect to any breach or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Amended and Restated Commitment Letter.

11.           Governing Law; Waiver of Jury Trial.  This Amended and Restated Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the First Step Transactions or the other transactions contemplated hereby, or the performance by the Initial lenders, the Lead Arrangers or any of their respective affiliates of the services contemplated hereby.

12.           Amendments; Counterparts; etc.  No amendment or waiver of any provision hereof or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given.  This Amended and Restated Commitment Letter, the Term Sheet and the First Step Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto.  This Amended and Restated Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

13.           Patriot Act.  The Initial Lenders hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies Tribune, which information includes the name, address and tax identification number and other information regarding it that will allow such Lender to identify it in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.

14.           Public Announcements; Notices.  The Initial Lenders and Lead Arrangers may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) at their expense, publicly announce as they may choose the capacities in which they or their affiliates have acted hereunder.  Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof; (ii) JPMorgan and JPMCB, at 270 Park Avenue, New York, NY  10017, Attention:  Rajesh Kapadia; (iii) Merrill Lynch, at 4

World Financial Center, New York, New York 10080, Attention:  David Tuvlin; (iv) CGMI, at 390 Greenwich Street, New York, NY 10013, Attention:  Robert Chen; (v) Bank of America and BAS, at 9 West 57th Street, New York, New York 10019, Attention:  William Pegler; and (vi) in the case of the foregoing clause (i), with a copy to Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois 60603, Attention:  Robert Lewis; and (vii) in the case of the foregoing clauses (ii), (iii), (iv) or (v), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, Attention: Jonathan A. Schaffzin.

(Signature Page Follows)

Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the First Step Fee Letter by signing and returning to the Initial Lenders the duplicate copy of this letter and the First Step Fee Letter enclosed herewith.  Unless the Initial Lenders receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on April 5, 2007, the commitments of the Initial Lenders hereunder will expire at such time.

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Stephen B. Paras
	Name:	Stephen B. Paras
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Robert H. Chen
	Name:	Robert H. Chen
	Title:	Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Robert Anastasio
	Name:	Robert Anastasio
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert Anastasio
	Name:	Robert Anastasio
	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Daniel R. Petrik
	Name:	Daniel R. Petrik
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ James G. Rose
	Name:	James G. Rose
	Title:	Managing Director

Accepted and agreed to as of
the date first written above:

TRIBUNE COMPANY

By:	/s/ Donald C. Grenesko
Name:	Donald C. Grenesko
Title:	Senior Vice President, Finance and Administration

Acknowledged:

EGI-TRB, L.L.C.

By:	/s/ Philip G. Tinkler
	Name:	Philip G. Tinkler
	Title:	Vice President

Annex I

Estimated Sources and Uses of Funds
(in $ millions)

Sources		Uses
Zell Investment	$250.0
Revolving Facility(1)	0	Stock Repurchase/Dividend	$4,288.0
Tranche B Term Loan	7,015.0	Repayment of Existing Debt	2,825.0
Delayed Draw Term Loan(2)	0	Estimated fees and expenses	152.0
Rollover Debt and PHONES(3)	2,421.0	Rollover Debt and PHONES[3]	2,421.0
Total Sources	$9,686.0	Total Uses	$9,686.0

(1)             $750,000,000 of commitments on the Closing Date; $0 drawn on the Closing Date.

(2)             $263,000,000 of commitments on the Closing Date; $0 drawn on the Closing Date.

(3)             Includes approximately $1,521.0 million of outstanding notes and $900.0 million of PHONES.

Annex II

Project Tower
Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under each of the Senior Secured Credit Facilities shall be subject to the contemporaneous or prior satisfaction of the following additional conditions:

1.             The Lenders shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Tribune for each fiscal quarter ended after December 31, 2006 and ended on or before 30 days before the Closing Date.

2.             The Lenders shall have received two pro forma consolidated balance sheets of Tribune as of the fiscal quarter (including the fourth quarter) most recently ended prior to the Closing Date, the first after giving effect to the First Step Transactions and the second after giving effect to both the First Step Transactions and the Second Step Transactions.  The Lead Arrangers shall have received two sets of reasonably detailed pro forma consolidated financial projections prepared by or on behalf of Tribune for Tribune and its consolidated entities for the five-fiscal year period after the Closing Date, the first after giving effect to the First Step Transactions and the second after giving effect to both the First Step Transactions and the Second Step Transactions.

3.             The Refinancing shall have occurred and the Lead Arrangers shall have received evidence thereof reasonably satisfactory to the Lead Arrangers and a “pay-off” letter or letters or other documentation reasonably satisfactory to the Lead Arrangers with respect to existing indebtedness being repaid in connection therewith (it being understood that Tribune’s existing letters of credit shall be permitted to remain outstanding).

4.             All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Lead Arrangers) of the Lead Arrangers in connection with the Credit Documents shall have been paid; provided that such fees and expenses shall have been invoiced at least two business days prior to the Closing Date.

5.             The Lenders shall have a valid lien on and security interest in the collateral referred to in Exhibit A under “Collateral”, which lien shall be a first priority perfected lien, subject only to the equal and ratable lien in favor of holders of Existing Notes and customary non-consensual permitted liens, upon the making of all filings, recordations and searches necessary in connection therewith and the payment of all recording fees and taxes in connection therewith.  All such action as shall be necessary to secure the Existing Notes (as defined in Exhibit A) equally and ratably with the Lenders shall have been taken.

6.             Delivery of reasonably satisfactory legal opinions, including customary opinions of counsel to the ESOP (to the extent requested by the Lead Arrangers) and of Tribune’s counsel; absence of prepayment events under other material debt instruments; no creation of liens on Collateral (as defined in Exhibit A) under other debt instruments (other than the Existing Notes) or other agreements and no creation of material liens on assets not constituting Collateral, in each case as a result of the First Step Transactions; customary closing certificates including evidence of authority, charter documents and officers’ incumbency certificates; to the extent requested by the Lead Arrangers, delivery of the opinion of the ESOP trustee’s financial advisor; to the extent requested by the Lead Arrangers, delivery of a customary certificate of the ESOP trustee; and compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws) except for violations that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect.

7.             The Acquisition Agreement shall have been executed and delivered and no provision thereof shall have been waived, amended, supplemented or otherwise modified and no action by Tribune prohibited by the Acquisition Agreement shall have been consented to, in each case in a manner material and adverse to the Lenders without the consent of the Lead Arrangers.

8.             The Zell Investment shall have been made and Tribune shall have received cash proceeds therefrom in an aggregate amount equal to at least $250.0 million.  The ESOP Investment shall have been made and Tribune shall have received the ESOP Note.  Neither Holdco nor the ESOP shall have participated in the Stock Repurchase.

9.             The Lead Arrangers shall be reasonably satisfied that (i) there shall not have been any changes or waivers to the terms and conditions of the documentation regarding the establishment of the ESOP (including the provisions of the ESOP relating to redemptions and distributions) compared to the execution versions of such documentation dated the date hereof that are material and adverse to Lenders and (ii) the ESOP shall not have entered into any transactions (a) constituting a “prohibited transaction” as defined in the Code, (b) that violate fiduciary standards imposed by Section 404(a) of ERISA or (c) adversely affect the qualified status of the ESOP under Sections 401(a) or 4975(e)(7) of the Code.